EXHIBIT 99.1

Federal Court Dismisses Securities Class Action Lawsuit Against NeuroMetrix, Inc.

WALTHAM, Mass.—(BUSINESS WIRE)—Dec. 14, 2009— NeuroMetrix, Inc. (Nasdaq: NURO), a health care company transforming patient care through neurotechnology, today announced that United States District Court for the District of Massachusetts dismissed the consolidated federal securities class action lawsuit that had been pending against the company.

The lawsuit, filed against the company and certain officers on behalf of a purported class of investors who purchased NeuroMetrix common stock between October 27, 2005 and February 12, 2008, had alleged, among other things, that the defendants made false and misleading statements and failed to disclose material information in various Securities and Exchange Commission filings, press releases and other public statements in violation of the federal securities laws. The Court entered a judgment dismissing the complaint on December 8, 2009, rejecting the plaintiffs’ allegations in their entirety. The plaintiffs have the ability to appeal the Court’s decision.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. We provide innovative products for preservation and restoration of nerve and spinal cord function, and pain control. To date, our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control, and the treatment of focal neuropathies. We are also developing devices and pharmaceutical agents to treat peripheral nerve and spinal cord injuries. For more information, visit http://www.neurometrix.com.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions, or strategies regarding the future.. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including whether an appeal is filed in the securities class action litigation and the results of any such appeal. These risks and uncertainties include the factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q and other SEC filings. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

Source: NeuroMetrix, Inc.

NeuroMetrix, Inc.

Thomas T. Higgins, 781-314-2761

Chief Financial Officer

neurometrix.ir@neurometrix.com